Filed Pursuant to Rule 433
Registration No. 333-138376-01

Pricing Term Sheet

5.350% Notes due 2012
Issuer:	Federated Retail Holdings, Inc.
Guarantor:	Federated Department Stores, Inc.
Size:	$1,100,000,000
Maturity:	March 15, 2012
Coupon:	5.350%
Price to Public:	99.934% of face amount
Yield to maturity:	5.365%
Spread to Benchmark Treasury:	0.920%
Benchmark Treasury:	UST 4.625% due February 29th, 2012
Benchmark Treasury Spot and Yield:	100-25+ 4.445%
Interest Payment Dates:	September 15th and March 15th, commencing on September 15th, 2007
Redemption Provisions:
Make-Whole Call:	Any time at the greater of 100% and the treasury rate plus 15 basis points.
Trade Date:	March 7, 2007
Settlement Date:	March 12, 2007 (T+3)
CUSIP:	314275 AB4
Denominations	$2,000 x $1,000
Ratings:	Baa2 (stable) / BBB (stable) / BBB (negative)
Underwriters:

Credit Suisse Securities (USA) LLC
Banc of America Securities LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
BNY Capital Markets, Inc.
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
Loop Capital Markets, LLC
Piper Jaffray & Co.
PNC Capital Markets LLC
Greenwich Capital Markets, Inc.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody's, Standard and Poor's and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC collect at 212-325-2000, Banc of America Securities LLC at 1-800-294-1322, Goldman, Sachs & Co. collect at 1-212-902-1000, or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

Pricing Term Sheet

6.375% Notes due 2037
Issuer:	Federated Retail Holdings, Inc.
Guarantor:	Federated Department Stores, Inc.
Size:	$500,000,000
Maturity:	March 15th, 2037
Coupon:	6.375%
Price to Public:	99.522% of face amount
Yield to maturity:	6.411%
Spread to Benchmark Treasury:	1.730%
Benchmark Treasury:	UST 4.500% due February 15th, 2036
Benchmark Treasury Spot and Yield:	97-4+ 4.681%
Interest Payment Dates:	September 15th and March 15th, commencing on September 15th, 2007
Redemption Provisions:
Make-Whole Call:	Any time at the greater of 100% and the treasury rate plus 30 basis points.
Trade Date:	March 7, 2007
Settlement Date:	March 12, 2007 (T+3)
CUSIP:	314275 AC2
Denominations	$2,000 x $1,000
Ratings:	Baa2 (stable) / BBB (stable) / BBB (negative)
Underwriters:

Credit Suisse Securities (USA) LLC
Banc of America Securities LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
BNY Capital Markets, Inc.
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
Loop Capital Markets, LLC
Piper Jaffray & Co.
PNC Capital Markets LLC
Greenwich Capital Markets, Inc.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody's, Standard and Poor's and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC collect at 212-325-2000, Banc of America Securities LLC at 1-800-294-1322, Goldman, Sachs & Co. collect at 1-212-902-1000, or J.P. Morgan Securities Inc. collect at 1-212-834-4533.